Exhibit 99.1

        Thomas & Betts Corporation Reports Second Quarter 2007 Earnings

             Sales Increase 8.4 Percent; E.P.S. $0.80, Up 21 Percent

     MEMPHIS, Tenn.--(BUSINESS WIRE)--July 23, 2007--Thomas & Betts Corporation (NYSE: TNB) today reported second quarter 2007 net earnings of $46.6 million compared to net earnings of $41.0 million in the second quarter 2006. 2007 second quarter earnings were $0.80 per diluted share, up 21 percent compared to $0.66 per diluted share reported in the second quarter 2006.

     Second quarter 2007 net sales were $507.2 million, up 8.4 percent compared to $467.9 million in the prior-year period. Higher sales volume and price increases to offset higher material and energy costs contributed significantly to the sales increase. Foreign currency benefited sales by approximately $7.5 million in the quarter.

     "We delivered a very strong performance in the second quarter and first half of 2007," said Dominic J. Pileggi, chairman and chief executive officer. "Demand remained solid in our key markets - industrial maintenance and repair, utility transmission and distribution and commercial construction. Earnings from operations increased by more than 16 percent compared to the second quarter 2006 and improved by a full percentage point as a percent of sales, helped by strong gains in our core Electrical segment."

     Second quarter 2007 gross margin was 30.5 percent of sales, up slightly compared to the prior-year period. Costs related to the consolidation of production in the Electrical segment negatively impacted the quarter by approximately $2 million. No future net costs related to this initiative are expected.

     Selling, general and administrative (SG&A) expense was $84.5 million, or
16.7 percent of sales, in the second quarter 2007, compared to $81.8 million or
17.5 percent of sales in the prior-year period. Earnings from operations were $70.1 million in the quarter, or 13.8 percent of sales, compared to 12.8 percent of sales last year.

     The effective tax rate was 31 percent in the second quarter 2007, up from 29 percent in the prior-year period reflecting a net increase in U.S. income taxes.

     SEGMENT RESULTS

     Total segment earnings were $86.2 million in the quarter, or 17.0 percent of sales. This represents an increase of 14.4 percent from the second quarter 2006.

     Second quarter Electrical segment sales were $418.0 million, up 9.1 percent compared to the prior-year period. Higher sales volume reflecting continued solid demand in industrial, utility and commercial construction markets contributed to the sales improvement. Increased selling prices to offset higher material and energy costs also contributed to the sales growth. Foreign currency benefited this segment's sales by approximately $7 million in the quarter.

     Electrical segment earnings were $73.2 million in the quarter, up 15.0 percent on a year-over-year basis reflecting the higher sales volumes and solid expense management. As a percent of sales, segment earnings were 17.5 percent compared to 16.6 percent in the prior-year period. The second quarter 2007 earnings include the negative impact of the previously noted manufacturing consolidation.

     Sales in the Steel Structures segment were $57.1 million in the quarter, up
10.9 percent compared to $51.5 million reported last year. Steel Structures earnings increased nearly 27 percent to $8.9 million reflecting the impact of higher sales volumes and improved project mix in 2007 compared to 2006. As a percent of sales, segment earnings in the quarter were 15.6 percent up from 13.6 percent last year.

     HVAC segment sales decreased slightly to $32.1 million in the second quarter 2007 and earnings were $4.2 million, down $0.6 million from the prior-year period.

     YEAR-TO-DATE RESULTS

     For the six months ended June 30, 2007, net sales increased 7.9 percent to $981.8 million compared to $909.7 million in the first half of 2006. Foreign currency benefited sales by approximately $12.5 million.

     Net earnings for the first six months of 2007 were $83.7 million, including the negative impact of $7 million of pre-tax expenses related to a legal settlement in the first quarter of 2007. This compares to net earnings of $79.8 million in the first half of 2006.

     Net earnings were $1.42 per diluted share for the six months ended June 30, 2007 including the negative impact of the $0.08 per share legal charge incurred in the first quarter. In the first half of 2006, net earnings were $1.28 per diluted share.

     BALANCE SHEET HIGHLIGHTS

     Thomas & Betts ended the second quarter 2007 with approximately $338 million in cash. The company recently announced acquisitions totaling $300 million which will be funded from available cash resources and are expected to close during the third quarter.

     During the second quarter 2007, the company repurchased 0.7 million shares of common stock at a cost of $39 million. The share repurchase activity during the quarter had no net effect on earnings per share.

     For the first six months of 2007, the company has repurchased a total of
2.5 million shares of common stock at a cost of $133 million.

     The company ended the quarter with $388 million in total debt representing a total debt to total capitalization ratio of 26.5 percent.

     2007 DIRECTIONAL GUIDANCE

     "We are very pleased with our performance in the first half of 2007 and the solid demand we are experiencing in our key markets," said Pileggi. "Given this, we now expect sales for the full year 2007 to grow in the mid-to-high single-digit range. This improved sales outlook allows us to increase and narrow our full year 2007 earnings guidance to a range of $3.15 to $3.20 per diluted share. Previously, our earnings guidance was a range of $3.05 to $3.15. The impact from the pending acquisitions is not included in this guidance."

     CORPORATE OVERVIEW

     Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and utility transmission structures. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

     NOTE: The attached financial tables support the information in this news release:

     Consolidated Statements of Operations

     Segment Information

     Consolidated Balance Sheets

     Consolidated Statements of Cash Flows

     CAUTIONARY STATEMENT

     This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are typically identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2006 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

     CONFERENCE CALL AND WEBCAST INFORMATION

     Thomas & Betts will hold a conference call/webcast to discuss the company's second quarter 2007 results on Tuesday, July 24, 2007 at 11:00 am ET (10:00 am
CT). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight ET on Tuesday, August 7, 2007. To access the replay, please call 201-612-7415, account number 9517, pass code 248156.


             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Operations
                (In thousands, except per share data)
                             (Unaudited)

                                  Quarter Ended       Year to Date
                               ------------------- -------------------

                               June 30,  June 30,  June 30,  June 30,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------


Net sales                      $507,238  $467,879  $981,790  $909,681

Cost of sales                   352,644   326,007   682,361   631,526
                               --------- --------- --------- ---------
  Gross profit                  154,594   141,872   299,429   278,155
   Gross profit - % of net
    sales                          30.5%     30.3%     30.5%     30.6%

Selling, general and
 administrative                  84,532    81,772   171,861   160,300
  Selling, general and
   administrative - % of net
   sales                           16.7%     17.5%     17.5%     17.6%

                               --------- --------- --------- ---------

 Earnings from operations        70,062    60,100   127,568   117,855
  Earnings from operations - %
   of net sales                    13.8%     12.8%     13.0%     13.0%

Income from unconsolidated
 companies                          213       361       243       535
Interest expense, net            (3,446)   (3,708)   (6,997)   (7,175)
Other (expense) income, net         640       977       480     1,163
                               --------- --------- --------- ---------

Earnings before income taxes     67,469    57,730   121,294   112,378

Income tax provision             20,916    16,742    37,601    32,590
                               --------- --------- --------- ---------

Net earnings                   $ 46,553  $ 40,988  $ 83,693  $ 79,788
                               ========= ========= ========= =========

Net earnings per share:
    Basic earnings per share   $   0.81  $   0.67  $   1.44  $   1.30
                               ========= ========= ========= =========
    Diluted earnings per share $   0.80  $   0.66  $   1.42  $   1.28
                               ========= ========= ========= =========

Average shares outstanding:
    Basic                        57,649    61,093    58,191    61,159
    Diluted                      58,459    62,133    58,980    62,262


             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                         Segment Information
                            (In thousands)
                             (Unaudited)

                                  Quarter Ended       Year to Date
                               ------------------- -------------------

                               June 30,  June 30,  June 30,  June 30,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------


Net sales:
   Electrical                  $418,033  $383,273  $807,199  $741,122
   Steel Structures              57,082    51,457   110,112   104,185
   HVAC                          32,123    33,149    64,479    64,374
                               --------- --------- --------- ---------

  Total net sales              $507,238  $467,879  $981,790  $909,681
                               ========= ========= ========= =========


Segment earnings:
   Electrical                  $ 73,155  $ 63,640  $138,056  $121,879
   Steel Structures               8,880     7,013    17,782    15,345
   HVAC                           4,183     4,742     8,892     8,893
                               --------- --------- --------- ---------

  Total reportable segment
   earnings                      86,218    75,395   164,730   146,117

Corporate expense               (15,943)  (14,934)  (36,919)  (27,727)
Interest expense, net            (3,446)   (3,708)   (6,997)   (7,175)
Other                               640       977       480     1,163
                               --------- --------- --------- ---------

Earnings before income taxes   $ 67,469  $ 57,730  $121,294  $112,378
                               ========= ========= ========= =========


Segment earnings - % of net
 sales:
    Electrical                     17.5%     16.6%     17.1%     16.4%
    Steel Structures               15.6%     13.6%     16.1%     14.7%
    HVAC                           13.0%     14.3%     13.8%     13.8%
    Total                          17.0%     16.1%     16.8%     16.1%


             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                            (In thousands)
                             (Unaudited)

                                                June 30,  December 31,
                                                  2007        2006
                                               ---------- ------------


                   ASSETS

Current assets:
  Cash and marketable securities               $  338,391   $  371,339
  Receivables, net                                261,946      204,270
  Inventories                                     226,247      218,536
  Other current assets                             66,371       74,225
                                               ---------- ------------
Total current assets                              892,955      868,370

Net property, plant and equipment                 264,321      267,200
Goodwill                                          498,396      490,210
Investments in unconsolidated companies           115,178      115,726
Other assets                                       90,108       88,717
                                               ---------- ------------

   Total assets                                $1,860,958   $1,830,223
                                               ========== ============



     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt         $  115,537   $      719
  Accounts payable                                163,081      144,844
  Accrued liabilities                             111,421      102,966
                                               ---------- ------------
Total current liabilities                         390,039      248,529

Long-term debt                                    272,359      386,912
Other long-term liabilities                       120,529      126,423

Shareholders' equity                            1,078,031    1,068,359
                                               ---------- ------------

  Total liabilities and shareholders' equity   $1,860,958   $1,830,223
                                               ========== ============


             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)

                                                     Year to Date
                                                 ---------------------

                                                  June 30,   June 30,
                                                    2007       2006
                                                 ---------- ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                     $  83,693  $  79,788
Adjustments:
  Depreciation and amortization                     25,116     24,074
  Deferred income taxes                             13,235     10,008
  Incremental tax benefits from share-based
   payments                                         (5,062)    (8,705)
  Changes in operating assets and liabilities,
   net:
     Receivables                                   (52,440)   (54,324)
     Inventories                                    (4,351)   (26,813)
     Accounts payable                               15,047      5,209
     Accrued liabilities                             6,846    (14,992)
     Other                                           8,706     15,046
                                                 ---------- ----------
Net cash provided by (used in) operating
 activities                                         90,790     29,291
                                                 ---------- ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment         (17,628)   (22,326)
Marketable securities                                  135    291,650
Other                                                  161        172
                                                 ---------- ----------
Net cash provided by (used in) investing
 activities                                        (17,332)   269,496
                                                 ---------- ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares                       (132,958)  (166,554)
Stock options exercised                             18,778     46,765
Repayment of long-term debt and other borrowings (197) (150,255) Incremental tax benefits from share-based
 payments                                            5,062      8,705
                                                 ---------- ----------
Net cash provided by (used in) financing
 activities                                       (109,315)  (261,339)
                                                 ---------- ----------

EFFECT OF EXCHANGE RATE ON CASH                      3,041      1,248
                                                 ---------- ----------

Net increase (decrease) in cash and cash
 equivalents                                       (32,816)    38,696
Cash and cash equivalents at beginning of period   370,968    216,742
                                                 ---------- ----------
Cash and cash equivalents at end of period       $ 338,152  $ 255,438
                                                 ========== ==========

Cash payments for interest                       $  13,760  $  18,797
Cash payments for income taxes                   $  26,678  $  26,413


     CONTACT: Thomas & Betts Corporation
              Tricia Bergeron, 901-252-8266
              tricia.bergeron@tnb.com